Exhibit 99.1
Conn’s, Inc. Reports Fourth Quarter and Full Year Fiscal Year 2024 Financial Results
THE WOODLANDS, Texas, April 11, 2024 - Conn’s, Inc. (NASDAQ: CONN) (“Conn’s” or the “Company”), a specialty retailer of home goods, including furniture and mattresses, appliances, and consumer electronics, today announced its financial results for the quarter and year ended January 31, 2024.
“Since completing the transformative transaction with W.S. Badcock ("Badcock") in December 2023, we have focused on successfully integrating the two organizations, aligning around a common culture, and establishing a platform to drive significant revenue and cost synergies in the coming quarters. As a result of our team’s efforts, we have removed approximately $50 million of combined expenses during the fourth quarter and we have identified over $50 million of additional cost synergies that we expect to realize over the next 18 months. In addition, during this period we expect to drive over $50 million of revenue synergies as we transition Badcock’s credit program to Conn’s in-house loan product, offer Conn’s successful eCommerce capabilities to Badcock’s customers, and pursue shared retail growth strategies,” stated Norm Miller, President and Chief Executive Officer.
“While we expect the macro-environment to remain challenging throughout our fiscal year 2025, I am confident that the Badcock transaction, combined with existing strategic initiatives underway, will position us to emerge stronger and more resilient than ever before. As a result, we expect to experience year-over-year improvements in both retail sales and profitability throughout fiscal year 2025,” concluded Mr. Miller.
Fourth Quarter Financial Highlights as Compared to the Prior Fiscal Year Period (Unless Otherwise Noted):
•Total consolidated revenue increased 9.3% to $366.1 million, due to an 8.6% increase in total net sales, and a 10.7% increase in finance charges and other revenues
•The Badcock transaction, which closed on December 18, 2023, contributed $68.4 million to total consolidated revenue
•Net income per diluted share was $1.75, and included $16.3 million of one-time transaction expenses, $14.2 million of one-time expenses related to the extinguishment of debt, and a $104.9 million bargain purchase gain associated with the Badcock transaction
•Adjusted net loss was $1.25 per diluted share
Fiscal Year 2024 Financial Highlights as Compared to the Prior Fiscal Year Period (Unless Otherwise Noted):
•Total consolidated revenue declined 7.8% to $1.2 billion, due to a 9.1% decline in total net sales, and a 3.6% reduction in finance charges and other revenues
•Net loss per diluted share was $3.17, and included $16.3 million of one-time transaction expenses
•Adjusted net loss was $6.22 per diluted share
Key Business Highlights
•Completed the transformative transaction with Badcock in December 2023, creating a retailer with significant reach across 15 states and powered by best-in-class payment offerings, compelling eCommerce capabilities, and a premium shopping experience
•Pursued strategies aimed at improving Conn’s retail performance and better serving Conn’s core credit constrained customers, which drove a 21.6% year-over-year increase in annual credit applications, and a 38.2% year-over-year increase in annual eCommerce sales producing record annual eCommerce sales of $109.3 million
•Increased retail gross margin for fiscal year 2024 by 189 basis points to 35.9%
•Removed more than $50 million of costs in fiscal year 2024, with additional efforts underway to reduce costs and drive efficiencies
•Enhanced Conn’s balance sheet by completing a $252.6 million ABS transaction during the fourth quarter of fiscal year 2024 with the Class A bond 13 times oversubscribed and the Class B bond 9 times oversubscribed

Fourth Quarter Results
Net income for the fourth quarter of fiscal year 2024 was $43.3 million, or $1.75 per diluted share, compared to net loss for the fourth quarter of fiscal year 2023 of $42.8 million, or $1.79 per diluted share. On a non-GAAP basis, adjusted net loss for the fourth quarter of fiscal year 2024 was $31.0 million, or $1.25 per diluted share, which excludes charges and credits, debt extinguishment loss and the bargain purchase gain due to the acquisition. This compares to adjusted net loss for the fourth quarter of fiscal year 2023 of $36.7 million, or $1.53 per diluted share, which excludes charges and credits for asset disposal and store closure costs. Consolidated amounts within this earnings release include the results of Badcock from December 18, 2023 through January 31, 2024 only.
Retail Segment Fourth Quarter Results
Retail revenues were $296.9 million for the three months ended January 31, 2024 compared to $270.8 million for the three months ended January 31, 2023, an increase of $26.1 million, or 9.6%. The increase in retail revenue was primarily driven by Badcock revenue of $60.3 million offset by a decrease in Conn's same store sales of 14.4%. The decrease in same store sales resulted from lower discretionary spending for home-related products following several periods of excess consumer liquidity resulting in the acceleration of sales. The decrease in same store sales was partially offset by new store growth.
For the three months ended January 31, 2024, retail segment operating loss was $38.1 million compared to retail segment operating loss of $19.5 million for the three months ended January 31, 2023. On a non-GAAP basis, adjusted retail segment operating loss for the three months ended January 31, 2024 was $21.8 million, which excludes charges and credits for one-time transaction expenses. On a non-GAAP basis, adjusted retail segment operating loss for the three months ended January 31, 2023 was $11.7 million, which excludes charges and credits for asset disposal and store closure costs.
The following table presents net sales and changes in net sales by category:

	Three Months Ended January 31,						Same Store
(dollars in thousands)	2024	% of Total	2023	% of Total	Change	% Change	% Change
Furniture and mattress	$120,334	40.9%	$85,984	31.8%	$34,350	39.9%	(7.8)%
Home appliance	86,253	29.2	96,891	35.8	(10,638)	(11.0)	(20.6)
Consumer electronics	32,835	11.1	42,493	15.7	(9,658)	(22.7)	(27.4)
Home office	11,590	3.9	9,871	3.6	1,719	17.4	12.1
Other	20,783	7.0	12,763	4.8	8,020	62.8	19.5
Product sales	271,795	92.1	248,002	91.7	23,793	9.6	(14.4)
Repair service agreement commissions (1)	21,138	7.2	20,190	7.5	948	4.7	(14.3)
Service revenues	2,043	0.7	2,265	0.8	(222)	(9.8)
Total net sales	$294,976	100.0%	$270,457	100.0%	$24,519	9.1%	(14.4)%
(1) The total change in sales of repair service agreement commissions includes retrospective commissions, which are not reflected in the change in same store sales.
Credit Segment Fourth Quarter Results
Credit revenues were $70.8 million for the three months ended January 31, 2024 compared to $64.1 million for the three months ended January 31, 2023, an increase of $6.7 million or 10.4%. The increase in credit revenue was primarily due to Badcock adding $8.1 million of which $4.8 million relates to the change in fair value of Badcock accounts receivable. This increase was partially offset by a decrease of 4.3% in the average balance of the Conn's customer receivable portfolio.
Provision for bad debts increased to $52.5 million for the three months ended January 31, 2024 compared to $44.1 million for the three months ended January 31, 2023, an increase of $8.4 million. The increase was driven by an increase in the allowance charge on Conn's loans of $7.8 million.

Credit segment operating loss was $12.8 million for the three months ended January 31, 2024, compared to operating loss of $13.9 million for the three months ended January 31, 2023. The improvement in credit segment operating loss for the three months ended January 31, 2024 as compared to the three months ended January 31, 2023 was primarily driven by a decrease in provision for bad debts as well as by an increase in credit revenue, as described above.
Additional information on the credit portfolio and its performance may be found in the Customer Accounts Receivable Portfolio Statistics table included within this press release and in the Company’s Form 10-K for the fiscal year ended January 31, 2024, which we expect to be filed with the Securities and Exchange Commission on or before April 15, 2024.

Store and Facilities Update
The Company opened one new Conn's store during the fourth quarter of fiscal year 2024. In addition, the Company added 376 stores through the Badcock transaction in December 2023, bringing the total store count to 553 (including 308 dealer stores) in 15 states.
Liquidity and Capital Resources
On December 18, 2023, the Company entered into Amendment No.3 (the "Revolving Credit Agreement Amendment") to the Fifth Amended and Restated Loan and Security Agreement. The Amendment, among other things, extends the maturity date, increases the existing interest rate margins and amends the minimum excess availability covenant. Additional detail with respect to the Amendment No.3 to the Fifth Amended and Restated Loan Agreement may be found in the Third Quarter Form 10-Q.
On December 18, 2023, the Company entered into a second-lien term loan and security agreements (the "BRF Term Loan"). The Term Loan provides for an aggregate commitment of $108.0 million to the Borrowers pursuant to a secured term loan credit facility maturing on February 20, 2027, which was fully drawn on December 18, 2023. Additional detail with respect to the Term Loan Amended can be found in the Third Quarter Form 10-Q.
On January 26, 2024, the Company completed an ABS transaction resulting in the issuance and sale of $259.4 million aggregate principal amount of Class A, Class B and Class C Notes secured by customer accounts receivables and restricted cash held by a consolidated VIE, which resulted in net proceeds of $252.6 million, net of debt issuance costs.
As of January 31, 2024, the Company had $155.3 million of available borrowing capacity under its $555.0 million revolving credit facility. In addition, the Company had $50.0 million of borrowing capacity available under the Delayed Draw Term Loan resulting in a total available borrowing capacity of $205.3 million. The Company also had $18.7 million of unrestricted cash available for use.
Conference Call Information
The Company will host a conference call on April 11, 2024 at 10 a.m. CT / 11 a.m. ET, to discuss its financial results for the three months and full year ended January 31, 2024. Participants can join the call by dialing 877-451-6152 or 201-389-0879. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and fourth quarter and full year fiscal year 2024 conference call presentation will be available at ir.conns.com.
Replay of the telephonic call can be accessed through April 18, 2024 by dialing 844-512-2921 or 412-317-6671 and using Conference ID: 13743445.
About Conn’s, Inc.
Conn's HomePlus (NASDAQ: CONN) is a specialty retailer of home goods, including furniture and mattresses, appliances and consumer electronics. With over 550 stores across 15 states and online at Conns.com and Badcock.com, our approximately 4,500 employees strive to help all customers create a home they love through access to high-quality products, next-day delivery and personalized payment options, including our flexible, in-house credit program. Additional information can be found by visiting our investor relations website at ir.conns.com and social channels (@connshomeplus/@badcockfurniture on Twitter, Instagram, Facebook, Pinterest, YouTube, and LinkedIn).
This press release contains forward-looking statements within the meaning of the federal securities laws, including, but not limited to, the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements include statements regarding benefits of the proposed transaction, integration plans and expected synergies, anticipated future financial and operating performance and results, including estimates for growth, business strategy, plans, goals, and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “predict,” “will,” “potential,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Such forward-looking statements are based on our current expectations. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements, including, but not limited to: our ability to integrate the W.S. Badcock business, the possibility that our shareholders may not approve the issuance of non-voting common stock required for conversion of the preferred stock issued in connection with the transaction, the risk that any announcement relating to the transaction could have adverse effects on the market price of Conn’s common stock, the risk that the transaction and its announcement could have an adverse effect on our ability to retain customers and retain and hire key personnel and maintain relationships with suppliers and customers, our ability to achieve synergies, our inability to operate the combined company as effectively and efficiently as expected, the condition of the W.S. Badcock business being materially worse than the condition we expect it to be in and/or including unanticipated liabilities, our inability to achieve the intended benefits of the transaction for any other reason, general economic conditions impacting our customers or potential customers; our ability to execute periodic securitizations of future originated customer loans on favorable terms; our ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores; expansion of our eCommerce business; technological and market developments and sales trends for our major product offerings; our ability to manage effectively the selection of our major product offerings; our ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and employees; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our Revolving Credit Facility or our Delayed Draw Term Loan; proceeds from accessing debt or equity markets; the effects of epidemics or pandemics; and other risks detailed in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, or to provide periodic updates or guidance. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN’S, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended January 31,		Year Ended January 31,
	2024	2023	2024	2023
Revenues:
Total net sales	$293,687	$270,457	$978,331	$1,076,590
Finance charges and other revenues	72,390	64,418	259,352	265,937
Total revenues	366,077	334,875	1,237,683	1,342,527
Costs and expenses:
Cost of goods sold	181,408	179,292	629,688	710,234
Selling, general and administrative expense	166,384	137,043	561,628	526,212
Provision for bad debts	52,746	44,134	154,080	121,193
Charges and credits	16,301	7,838	17,565	14,360
Total costs and expenses	416,839	368,307	1,362,961	1,371,999
Operating loss	(50,762)	(33,432)	(125,278)	(29,472)
Interest expense	26,093	13,084	81,707	36,891
Loss on extinguishment of debt	14,221	—	14,221	—
Loss before income taxes	(91,076)	(46,516)	(221,206)	(66,363)
Benefit for income taxes	(29,520)	(3,713)	(39,456)	(7,071)
Bargain purchase gain	(104,857)	—	(104,857)	—
Net income (loss)	$43,301	$(42,803)	$(76,893)	$(59,292)
Income (loss) per share:
Basic	$1.77	$(1.79)	$(3.17)	$(2.46)
Diluted	$1.75	$(1.79)	$(3.17)	$(2.46)
Weighted average common shares outstanding:
Basic	24,411,367	23,953,620	24,250,217	24,117,265
Diluted	24,760,561	23,953,620	24,250,217	24,117,265

CONN’S, INC. AND SUBSIDIARIES
RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended January 31,		Year Ended January 31,
	2024	2023	2024	2023
Revenues:
Product sales	$271,796	$248,002	$903,658	$986,600
Repair service agreement commissions	21,138	20,190	72,738	80,446
Service revenues	2,043	2,265	8,763	9,544
Total net sales	294,977	270,457	985,159	1,076,590
Other revenues	1,897	304	3,409	1,119
Total revenues	296,874	270,761	988,568	1,077,709
Costs and expenses:
Cost of goods sold	182,067	179,292	631,604	710,234
Selling, general and administrative expense	136,391	103,087	431,887	391,393
Provision for bad debts	219	48	540	896
Charges and credits	16,301	7,838	17,565	14,360
Total costs and expenses	334,978	290,265	1,081,596	1,116,883
Operating loss	$(38,104)	$(19,504)	$(93,028)	$(39,174)
Retail gross margin	38.3%	33.7%	35.9%	34.0%
Selling, general and administrative expense as percent of revenues	45.9%	38.1%	43.7%	36.3%
Operating margin	(12.8)%	(7.2)%	(9.4)%	(3.6)%
Store count:
Beginning of period	176	165	168	158
Acquired	376	—	376	—
Opened	1	4	9	11
Closed	—	(1)	—	(1)
End of period	553	168	553	168

CONN’S, INC. AND SUBSIDIARIES
CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended January 31,		Year Ended January 31,
	2024	2023	2024	2023
Revenues:
Finance charges and other revenues	$70,787	$64,114	$257,193	$264,818
Costs and expenses:
Cost of goods sold	1,829	—	4,377	—
Selling, general and administrative expense	29,204	33,956	130,741	134,819
Provision for bad debts	52,527	44,086	153,540	120,297
Total costs and expenses	83,560	78,042	288,658	255,116
Operating (loss) income	(12,773)	(13,928)	(31,465)	9,702
Interest expense	26,064	13,084	81,662	36,891
Loss on extinguishment of debt	14,221	—	14,221	—
Loss before income taxes	$(53,058)	$(27,012)	$(127,348)	$(27,189)
Selling, general and administrative expense as percent of revenues	41.3%	53.0%	50.8%	50.9%
Selling, general and administrative expense as percent of average outstanding customer accounts receivable balance (annualized)	11.8%	13.1%	13.2%	12.8%
Operating margin	(18.0)%	(21.7)%	(12.2)%	3.7%

CONN’S, INC. AND SUBSIDIARIES
CUSTOMER ACCOUNTS RECEIVABLE PORTFOLIO STATISTICS
(unaudited)

	January 31,
	2024	2023
Weighted average credit score of outstanding balances (1)	615	613
Average outstanding customer balance	$2,682	$2,597
Balances 60+ days past due as a percentage of total customer portfolio carrying value (2)(3)	12.2%	12.7%
Re-aged balance as a percentage of total customer portfolio carrying value (2)(3)	18.8%	16.5%
Carrying value of account balances re-aged more than six months (in thousands) (3)	$35,341	$29,511
Allowance for bad debts and uncollectible interest as a percentage of total customer accounts receivable portfolio balance	18.1%	18.0%
Percent of total customer accounts receivable portfolio balance represented by no-interest option receivables	36.1%	34.1%

	Three Months Ended January 31,		Year Ended January 31,
	2024	2023	2024	2023
Total applications processed	309,949	278,249	1,278,520	1,034,860
Weighted average origination credit score of sales financed (1)	619	620	622	620
Percent of total applications approved and utilized	22.3%	22.9%	20.5%	22.5%
Average income of credit customer at origination	$54,500	$53,800	$52,900	$51,500
Percent of retail sales paid for by:
In-house financing, including down payments received	62.9%	56.8%	61.3%	53.2%
Third-party financing	14.3%	16.4%	14.6%	17.7%
Third-party lease-to-own option	9.2%	7.8%	8.5%	7.3%
	86.4%	81.0%	84.4%	78.2%
(1)Credit scores exclude non-scored accounts.
(2)Accounts that become delinquent after being re-aged are included in both the delinquency and re-aged amounts.
(3)Carrying value reflects the total customer accounts receivable portfolio balance, net of deferred fees and origination costs, the allowance for no-interest option credit programs and the allowance for uncollectible interest.

CONN’S, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	January 31,
	2024	2023
Assets
Current Assets:
Cash and cash equivalents	$18,703	$19,534
Restricted cash	52,050	40,837
Customer accounts receivable, net of allowances	419,005	421,683
Customer accounts receivable under fair value option	266,786	—
Other accounts receivable	50,559	56,887
Inventories	333,962	240,783
Income taxes receivable	44,352	38,436
Prepaid expenses and other current assets	18,679	12,937
Total current assets	1,204,096	831,097
Long-term portion of customer accounts receivable, net of allowances	364,996	389,054
Customer accounts receivable under fair value option, non-current	37,365	—
Operating lease right-of-use assets	556,416	262,104
Property and equipment, net	250,468	218,956
Other assets	30,701	15,004
Total assets	$2,444,042	$1,716,215
Liabilities and Stockholders’ Equity
Current liabilities:
Current finance lease obligations	$1,923	$937
Secured borrowings	147,815	—
Accounts payable	98,567	71,685
Accrued compensation and related expenses	19,309	13,285
Accrued expenses	97,775	69,334
Operating lease liability - current	82,153	53,208
Income taxes payable	2,693	2,869
Deferred revenues and other credits	16,288	11,043
Total current liabilities	466,523	222,361
Operating lease liability - non current	598,712	331,109
Long-term debt and finance lease obligations	820,787	636,079
Secured borrowings - non-current	20,841	—
Deferred tax liability	5,603	2,041
Other long-term liabilities	34,078	22,215
Total liabilities	1,946,544	1,213,805
Mezzanine equity:
Redeemable preferred shares, $0.01 par value, 1,000 shares issued, authorized, and outstanding at January 31, 2024 and 1,000 shares authorized at January 31, 2023	62,246	0
Stockholders’ equity	435,252	502,410
Total liabilities, mezzanine equity, and stockholders’ equity	$2,444,042	$1,716,215

CONN’S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(unaudited)
(dollars in thousands, except per share amounts)

Basis for presentation of non-GAAP disclosures:
To supplement the Condensed Consolidated Financial Statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company also provides the following non-GAAP financial measures: adjusted retail segment operating loss, adjusted net loss, adjusted net loss per diluted share and credit segment adjusted operating loss. These non-GAAP financial measures are not meant to be considered as a substitute for, or superior to, comparable GAAP measures and should be considered in addition to results presented in accordance with GAAP. They are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics we use in our financial and operational decision making and (2) they are used by some of our institutional investors and the analyst community to help them analyze our operating results.

ADJUSTED RETAIL SEGMENT OPERATING LOSS

	Three Months Ended January 31,		Year Ended January 31,
	2024	2023	2024	2023
Retail segment operating loss, as reported	$(38,104)	$(19,504)	$(93,028)	$(39,174)
Adjustments:
Store lease termination and closure costs(1)	—	588	2,340	(896)
Gain from asset sale (2)	—	—	(3,147)	—
Professional fees (3)	16,301		18,372	—
Employee severance (4)	—	—	—	8,006
Loss on asset disposal (5)	—	7,250	—	7,250
Retail segment operating (loss) income, as adjusted	$(21,803)	$(11,666)	$(75,463)	$(24,814)
(1)Represents store closure costs due to the impairment of assets associated with the decision to end the store-within-a-store test with Belk, Inc. for the year ended January 31, 2024. Represents store closure costs for the three months ended January 31, 2023, which is offset by a gain on a lease modification for the same location for the year ended January 31, 2023.
(2)Represents a gain related to the sale of a single store location, net of asset disposal costs.
(3)Represents professional fees related to corporate transactions primarily associated with the acquisition of Badcock and debt modifications.
(4)Represents severance costs related to a change in the executive management team
(5)Represents asset disposal costs related to a change in the eCommerce platform.

CREDIT SEGMENT ADJUSTED OPERATING LOSS

	Three Months Ended January 31,		Year Ended January 31,
	2024	2023	2024	2023
Credit segment operating (loss) income, as reported	$(12,773)	$(13,928)	$(31,465)	$9,702
Adjustments:
Loss on extinguishment of debt(1)	14,221	—	14,221	—
Credit segment operating income (loss), as adjusted	$1,448	$(13,928)	$(17,244)	$9,702
(1)Represents loss on extinguishment of debt due to prepayment penalties and deferred issuance costs associated with the payment in full of the Pathlight Term Loan.

ADJUSTED NET LOSS AND ADJUSTED NET LOSS PER DILUTED SHARE

	Three Months Ended January 31,		Year Ended January 31,
	2024	2023	2024	2023
Net (loss) income, as reported	$43,301	$(42,803)	$(76,893)	$(59,292)
Adjustments:
Store lease termination and closure costs(1)	—	588	2,340	(896)
Gain from asset sale (2)	—	—	(3,147)	—
Professional fees (3)	16,301	—	18,372	—
Employee severance (4)	—	—	—	8,006
Loss on asset disposal (5)	—	7,250	—	—
Loss on extinguishment of debt (6)	14,221	—	14,221	—
Bargain purchase gain, net of deferred taxes (7)	(104,857)	—	(104,857)	—
Tax impact of adjustments (8)	—	(1,771)	—	(3,244)
Net loss, as adjusted	$(31,034)	$(36,736)	$(149,964)	$(55,426)
Weighted average common shares outstanding - Diluted	24,760,561	23,953,620	24,117,265	24,117,265
Diluted (loss) income per share:
As reported	$1.75	$(1.79)	$(3.19)	$(2.46)
As adjusted	$(1.25)	$(1.53)	$(6.22)	$(2.30)
(1)Represents store closure costs due to the impairment of assets associated with the decision to end the store-within-a-store test with Belk, Inc. for the year ended January 31, 2024. Represents store closure costs for the three months ended January 31, 2023, which is offset by a gain on a lease modification for the same location for the year ended January 31, 2023.
(2)Represents a gain related to the sale of a single store location, net of asset disposal costs.
(3)Represents professional fees related to corporate transactions primarily associated with the acquisition of Badcock and debt modifications.
(4)Represents severance costs related to a change in the executive management team.
(5)Represents asset disposal costs related to a change in the eCommerce platform.
(6)Represents fees and penalties paid for the early retirement of our Pathlight Term Loan.
(7)Represents the fair value of net assets acquired over the consideration transferred, net of tax, for the acquisition of Badcock.
(8)Represents the tax effect of the adjusted items based on the applicable statutory tax rate.